Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 14, 2008, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-152934) and related Prospectus of Nortek, Inc. for the registration of $750,000,000 aggregate principal amount 10% Senior Secured Notes due 2013.
/s/ Ernst & Young LLP
Boston, Massachusetts
September 10, 2008